March 24, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We, as successor accountants of Dayton & Associates (said firm being merged with and into Vavrinek, Trine, Day & Co. on September 1, 1996), have read and agree with the comments in the first, second, third and fourth paragraphs of
Item 8 of the 1996 Form 10KSB of Monarch Bancorp.


Sincerely,



David L. Dayton
for Vavrinek, Trine, Day & Co.